Exhibit 99.1

Sonus Pharmaceuticals Highlights 2003 Strategic Accomplishments and
Reports Fourth Quarter and Annual Financial Results

BOTHELL, WA (February 10, 2004) – Sonus Pharmaceuticals, Inc. (Nasdaq:SNUS) today reported 2003 strategic accomplishments and fourth quarter and annual financial results.

“2003 was another strong and productive year for Sonus. We achieved a number of specific objectives to advance TOCOSOL™ Paclitaxel, our lead cancer drug,” said Michael A. Martino, Sonus Pharmaceuticals President and CEO. “As a result, we enter 2004 with clarity and momentum in our efforts to accelerate the clinical and regulatory development of this product.”

2003 Strategic Accomplishments:

•	Completed patient enrollment in Phase 2a clinical program for TOCOSOL Paclitaxel. In clinical studies to date, the product has been well tolerated and is demonstrating promising safety and anti-tumor activity in multiple tumor types, including lung, ovarian and bladder cancers.

•	Developed versatile regulatory strategy for TOCOSOL Paclitaxel and initiated two new clinical studies in the implementation of that strategy. The Company’s goal is to submit the initial New Drug Application for TOCOSOL Paclitaxel under its 505(b)(2) program in late 2005 or early 2006.

•	Received Fast Track designation from the U.S. Food and Drug Administration for development of TOCOSOL Paclitaxel for the treatment of inoperable or metastatic transitional cell carcinomas of the urothelium, most of which are bladder cancers. This designation recognizes the potential of TOCOSOL Paclitaxel to treat a serious disease for which no chemotherapeutic agent is currently approved.

•	Scaled manufacturing process for TOCOSOL Paclitaxel to ensure adequate clinical supply for ongoing and planned trials, and to provide a commercial scale process to enable regulatory approval.

•	Strengthened intellectual property position with the issuance of two new patents for TOCOSOL Paclitaxel. Sonus was issued an additional patent related to its TOCOSOL technology platform in late January 2004. The Company now has a total of five issued patents in the United States, with three of those specific to TOCOSOL Paclitaxel.

•	Expanded clinical and regulatory development capabilities, including the additions of Michael B. Stewart, M.D. as Senior Vice President and Chief Medical Officer, and Elaine Waller, Pharm.D. as Vice President of Regulatory Affairs and Quality Assurance.

•	Enhanced cash position with completion of private equity financing that raised $13.1 million in net proceeds.

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2003 Financial Results:

For the fourth quarter of 2003, Sonus reported a net loss of $2.6 million, or $0.15 per share, compared with a net loss of $2.4 million, or $0.18 per share, in the fourth quarter of 2002. For the year ended December 31, 2003, the Company reported a net loss of $10.5 million, or $0.68 per share, compared with a net loss of $11.6 million, or $0.86 per share, in the prior year period.

The lower net loss in 2003 was due primarily to the completion of patient enrollment in the Phase 2a clinical program for TOCOSOL Paclitaxel in mid-2003. These Phase 2a studies were initiated in early 2002. Sonus anticipates that its level of spending will increase in 2004 to support additional clinical studies in the implementation of the regulatory approval strategy for TOCOSOL Paclitaxel as well as new product development activities. The forecasted net cash burn for 2004 is approximately $1.0 to $1.5 million per month, with actual spending within this range dependent on the timing of clinical and research activities. Cash and marketable securities totaled $19.7 million at December 31, 2003.

About Sonus Pharmaceuticals

The Company’s lead product is TOCOSOL Paclitaxel, a cancer therapeutic formulated with Sonus’ proprietary TOCOSOL drug delivery technology. TOCOSOL Paclitaxel is an injectable, ready-to-use formulation of paclitaxel, one of the world’s most widely prescribed anti-cancer drugs. Sonus has completed patient enrollment in Phase 2a clinical studies of TOCOSOL Paclitaxel, and has initiated the next round of clinical trials to provide data that will be the basis for registration with U.S. and other national regulatory authorities. Sonus news releases and other information are available on the Company’s web site at www.sonuspharma.com.

Quarterly Conference Call Information:

Sonus will provide a company update during its quarterly conference call today, February 10, 2004, at 1:30 P.M. Pacific Time/4:30 P.M. Eastern Time. The call will be web cast live and archived on Sonus’ web site at www.sonuspharma.com/events.html. A replay of the conference call will also be available via telephone for one week at (800) 642-1687 or (706) 645-9291 for international calls; Pass code 5187939.

Contacts: Richard J. Klein, Chief Financial Officer, or Pamela L. Dull, Director, Investor Relations, (425) 487-9500.

Certain statements made in this press release are forward-looking such as those, among others, relating to the development, safety and efficacy of drug delivery products and potential applications for these products and the anticipated filing date of regulatory approval. As discussed in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 10, 2003, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the Company’s products will require extensive clinical testing and approval by regulatory authorities; such approvals are lengthy and expensive and may never occur; and risks that clinical studies with TOCOSOL Paclitaxel will not be successful or demonstrate increased efficacy.

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Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Revenue	$—	$—	$25	$25
Operating expenses:
Research and development	1,876	1,855	7,653	8,957
General and administrative	771	730	3,010	3,242

Total operating expenses	2,647	2,585	10,663	12,199

Operating loss	(2,647)	(2,585)	(10,638)	(12,174)
Interest income, net	41	75	171	437

Loss before income taxes	(2,606)	(2,510)	(10,467)	(11,737)
Income tax benefit	—	101	—	101

Net loss	$(2,606)	$(2,409)	$(10,467)	$(11,636)

Net loss per share:
Basic	$(0.15)	$(0.18)	$(0.68)	$(0.86)
Diluted	$(0.15)	$(0.18)	$(0.68)	$(0.86)
Shares used in calculation:
Basic	17,911	13,679	15,504	13,564
Diluted	17,911	13,679	15,504	13,564

Condensed Balance Sheets
(in thousands)

	December 31,	December 31,
	2003	2002

Assets:
Cash and marketable securities	$19,664	$16,334
Other current assets	198	290
Property and equipment, net	1,606	1,310

Total assets	$21,468	$17,934

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$1,886	$1,801
Lease obligations	272	409
Stockholders’ equity	19,310	15,724

Total liabilities and stockholders’ equity	$21,468	$17,934